Exhibit 10.p

Hellwig GmbH

Joachim Hellwig
Sachsenstrasse 11
5880 Lüdenscheid
Germany

Your ref	Your letter dated	Our ref.	Date Feb. 6, 1987

Subject:   Employer’s Pension Commitment

Dear Mr. Hellwig,

As a supplement to your employment contract dated August 20,1985, we are granting you an old-age, disability, and survivor’s pension program according to the following provisions:

Employer’s Pension Commitment

1.	You shall receive a life-long retirement pension in the amount of DM 2,500 per month if you leave the company after your 65th year or after occupational disability in the sense of Para. 23 AVG (Employees Insurance Law) before reaching this age.
If you draw retirement pay from the legally stipulated pension insurance fund prior to your 65th birthday, you may request the company retirement scheme from this time on. In the event of an early claim to benefits, the earned retirement pay (see Item 4), including the earned vested right to survivor’s pension, shall increase by 0.6 percent per month of the early claim to benefits.

2.	In the event of your death, your surviving spouse is assured a survivor’s pension for the rest of her life in the amount of DM 1,500. The survivor’s pension is terminated should she remarry.

3.	Upon becoming eligible for a pension due to reaching retirement age or claiming the retirement pay early, you are entitled to request a one-time lump sum payment in the amount of the cash value of the liabilities for annuity payments instead of the pension. This would void all claims pertaining to the employer’s pension commitment including any survivor’s pension. This right is also granted to your spouse in the insured event if you were to die prior to your 65th birthday. The 1982 Heubeck pension table using an interest rate of 6 percent will be utilized to calculate the lump sum.

4.	If you leave the company before social security becomes effective, the earned claims to retirement pay remains preserved. Earned refers to the portion of the pension payments that correspond to the ratio of your time with the company, beginning on the date of joining the company to reaching the designated age limit, in other words the end of your 65th year, according to Item 1. Clauses 2 and 3 apply accordingly.

5.	The pension is paid on the last day of each month. The first payment will be in the month that follows the event initiating the pension payment. The last payment will be in the month in which the pension payment prerequisites no longer apply.

6.	The pension payment claims may not be transferred or pledged. Assignments and pledges made against us are void.

Best Regards,

Hellwig GmbH

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